Exhibit 99.1
The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 27, 2006	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer The Buckle, Inc. 308/236-8491

THE BUCKLE, INC. REPORTS QUARTERLY DIVIDEND AND
ANNOUNCES ADDITIONAL STOCK REPURCHASE AUTHORIZATION

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced that at its quarterly meeting of the Board of Directors, held on March 24, 2006, the Board authorized a $.17 per share quarterly dividend payment to be paid to shareholders of record at the close of business on April 17, 2006, and payable on April 27, 2006.

The Company also announced that the Board authorized the repurchase of an additional 500,000 shares of the Buckle’s common stock under the stock repurchase program originally authorized by the Board of Directors on October 12, 2005. This brings the total shares authorized under the plan to 1,000,000.

The plan authorizes the Company to make repurchases from time to time on the open market or through privately negotiated transactions, at the discretion of the Executive Committee of the Board. The timing of the purchases and the amount of stock repurchased will be dictated by financial and market conditions.

Since October 12, 2005, the Company has repurchased 319,000 shares of its common stock at an average price of $33.07 per share; leaving 681,000 shares remaining under its current authorized repurchase program.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. It currently operates 340 retail stores in 38 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com